Exhibit 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8) of Oscient Pharmaceuticals Corporation pertaining to the Employee Stock Purchase Plan and the 2001 Incentive Plan for the registration of 6,750,000 shares of common stock, of our report dated February 13, 2004, with respect to the consolidated financial statements of Oscient Pharmaceuticals Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

June 17, 2004